Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766
or investor@riteaid.com

RITE AID ANNOUNCES CONSENT SOLICITATION
FOR ITS 8.125% SENIOR SECURED NOTES DUE 2010
AND ITS 7.5% SENIOR SECURED NOTES DUE 2015

CAMP HILL, PA, March 17, 2008 – Rite Aid Corporation (NYSE: RAD) announced today a solicitation of consents to amend the terms of the indentures for its 8.125% senior secured notes due 2010 (CUSIP 767754BFO) (the "2010 Notes") and its 7.5% senior secured notes due 2015  (CUSIP 767754BK9) (the "2015 Notes" and together with the 2010 Notes, the "Notes").  As of the date hereof, $360 million principal amount of the 2010 Notes and $200 million principal amount of the 2015 Notes were outstanding, respectively.  The purpose of the consent solicitations is to obtain the consent of the holders of each series of Notes to amend the lien covenant in the indentures governing the Notes to eliminate a discrepancy between the debt incurrence covenant and the lien covenant that exists in these indentures. The proposed amendments will not increase the aggregate amount of debt permitted to be incurred by Rite Aid or the subsidiary guarantors but will instead provide Rite Aid the ability to secure approximately $320 million of debt that Rite Aid is already permitted to incur under these indentures and is permitted to incur and secure under its other existing indentures.  The proposed amendments will not alter the interest rate or maturity date of the Notes, Rite Aid's obligation to make principal and interest payments on the Notes or the substantive effect of any other covenant or provision in the indentures designed to afford protection to holders.

The record date for the consent solicitation is 5:00 p.m., New York City time, March 14, 2008. The consent solicitation will expire at 5:00 p.m., New York City time, March 28, 2008 ("Expiration Time"), unless extended with respect to either or both series of Notes.  Under certain circumstances where the requisite consents with respect to either series of Notes have been obtained, withdrawal rights of the holders of one or both series of Notes may expire prior to the applicable Expiration Time, as more fully set forth in the Consent Solicitation Statement. Rite Aid is offering a consent fee of $5.00 per $1,000 of principal amount of Notes to each holder of record as of the record date who has delivered (and has not validly revoked) a valid consent prior to the applicable Expiration Time. Rite Aid's obligations to accept consents and pay a consent fee is conditioned on the receipt of consents (not validly revoked) to the amendments from holders of at least a majority in aggregate principal amount of both series of Notes, and other conditions, as more fully set forth in the Consent Solicitation Statement.

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Rite Aid Press Release - page 2

This press release is not a solicitation of consents with respect to any Notes of either series. The consent solicitation is being made solely by the Consent Solicitation Statement and related documents, dated March 17, 2008, which set forth the complete terms of the consent solicitation.

For a complete statement of the terms and conditions of the consent solicitation and the proposed amendments to the indentures, holders of the Notes should refer to the Consent Solicitation Statement, which is being sent to all holders of record of both series of the Notes as of the record date. Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Consent Form or other related documents should be directed to Global Bondholder Services Corporation, the information agent for the consent solicitation, at 65 Broadway, Suite 723, New York, New York 10006, (866) 873-6300 (toll free) or at (212) 430-3774 (call collect) or the Solicitation Agent for the consent solicitation, Citi at (800) 558-3745 (toll free) or (212) 723-6106 (call collect).

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our  stores  in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements and  access to capital.  Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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